Exhibit 99.(p)(12)

GLOBAL EVOLUTION CODE OF ETHICS February 2024

GLOBAL EVOLUTION CODE OF ETHICS February 2024	1

1	PURPOSE AND OVERVIEW		2
2	PROFESSIONALISM		2
3	INTEGRITY OF CAPITAL MARKETS		3
4	DUTIES TO CLIENTS		3
	4.1	Conflicts of Interest	3
	4.2	Client Confidentiality	5
5	DUTIES TO EMPLOYER		5
	5.1	Corporate Opportunities	5
	5.2	Intellectual Property	6
	5.3	Fair Dealing	7
	5.4	Standards of Business Conduct	7
6	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS		8
7	DISCLOSURE IN REPORTS AND DOCUMENTS		8
8	GIFT & ENTERTAINMENT POLICY		9
9	PERSONAL SECURITIES TRADING		10
	9.1	Investment Restrictions & Pre-Approval	11
	9.1.1	Pre-approval Required for All Employee Securities Transactions	11
	9.1.2	Restricted Transactions	11
	9.1.3	Holding Period	11
	9.2	Reporting Requirements	11
	9.2.1	Holdings reports	11
	9.2.2	Transaction reports	12
	9.2.3	Pre-approval and Reporting for Related Persons	12
	9.2.4	Exceptions from reporting requirements	13
10	ACCOUNTABILITY FOR ADHERENCE TO THE CODE		13
11	REPORTING VIOLATIONS OF THE CODE		14
12	WAIVERS OF THE CODE		15
13	INTERNAL USE		16
14	RECORD RETENTION		16

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1	PURPOSE AND OVERVIEW

Application. The Code of Ethics is applicable to all officers, directors (or other person occupying a similar status or performing similar functions), employees (temporary and permanent), and any other person who provides advice on behalf of the Adviser and is subject to the supervision and control (each, an “Employee”) of Global Evolution Fondsmæglerselskab A/S and all of its subsidiary entities. Including Global Evolution USA, LLC (Hereinafter “Global Evolution” or “Company” as the case may be)1.

Purpose. The Code summarizes the values, principles and business practices that guide the business conduct of the Company and also provides a set of basic principles to guide Employees regarding the minimum ethical requirements expected of them. The Code supplements the Company’s existing employee policies and also supplements various other codes of ethics conflict of interest, and other policies and procedures that have been adopted by the Company or by particular entities within the Company. All officers, directors and employees including Employees (hereinafter Employees) are expected to become familiar with the Code and to apply these principles in the daily performance of their jobs.

Overriding Responsibilities. It is the responsibility of all Employees to maintain a work environment that fosters fairness, respect and integrity. The Company requires all Employees to conduct themselves in a lawful, honest and ethical manner in all of the Company’s business practices.

Questions. All Employees are expected to seek the advice of a supervisor, a manager, or the Compliance Officer for additional guidance or if there is any question about issues discussed in this Code.

Violations. If any Employee observes possible unethical or illegal conduct, such concerns or complaints must be reported as set forth in the section “Reporting Violations of the Code”.

Certification and Acknowledgement: At least annually, all Employees shall certify their understanding and compliance with this Code of Ethics in the form provided in Appendix A.

2	PROFESSIONALISM

The Company wishes at all times to maintain high ethical standards in relation to the Company’s customers, the financial sector and the general public. All Employees of the Company are required to comply with all of the applicable Danish laws and regulations as well as applicable laws and regulations of other countries, in which the Company conducts its business. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Employees should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, Employees should comply with applicable laws, as e.g. in the United States of America, where advisers are deemed to have fiduciary obligations to clients.

Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

[1]	For the avoidance of doubt, the term Employees does not intend to cover independent members of the Board of Directors.

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With regard to the Company’s service as sub-adviser to a mutual fund, U.S. requirements (Rule 17j-1) imposes additional duties. Under the requirements, it is unlawful for any employee of the Company, in connection with the purchase or sale by such person of a security held or to be acquired by the fund:

•	To employ any device, scheme or artifice to efraud the fund;
•	To make any untrue statement of a material fact to the fund or omit to state a material fact necessary to prevent statements made to the fund from being misleading;
•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the fund; or
•	To engage in any manipulative practice with respect to the Fund.

3	INTEGRITY OF CAPITAL MARKETS

Material Non-public Information. Employees who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

Market Manipulation. Employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

Market manipulation is defined as actions which are suited to impact the quotation of securities in a direction that deviates from the securities’ market value, including:

•	spreading information through the media, which may give false or misleading signals about the offering of securities;
•	transactions or orders suited at providing false or misleading signals of supply or demand or the price of securities;
•	transactions or orders where fictitious arrangements or other kinds of deceit or fabrications are used; and
•	transactions or orders, where one or more persons in common cause the price of one or more securities to be at an abnormal or artificial level.
•	The Company’s rules against market manipulation are further described in the Business Procedures.

4	DUTIES TO CLIENTS

All Employees have a duty of loyalty to the clients and must act with reasonable care and exercise prudent judgment. Employees must act for the benefit of the clients and place the clients’ interests before their Global Evolution’s or their own interests.

4.1	Conflicts of Interest

Avoidance of Conflicts of Interest. All Employees are required to conduct themselves in a manner and with such ethics and integrity so as to avoid a conflict of interest, either real or perceived.

Conflict of Interest Defined. The Company hereby identifies and discloses a range of circumstances which may give rise to a conflict of interest and potentially, but not necessarily, be detrimental to the interests of one or more clients. Such a conflict of interest may arise if the Company, or any person directly or indirectly controlled by the Company or a client, is likely to make a financial gain, or avoid a financial loss, contrary to

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the best interest of a client. The Company will manage conflicts of interest as described in “Policy for Managing Conflicts of Interest”.

Potential Conflict Situations. The Company has identified the following circumstances which may give rise to a conflict of interest:

1.	The Company may provide advice to clients that benefits the Company, its Employees and related legal persons, or to clients whose interests may be in conflict or competition with other clients’ interests;
2.	The Company, its Employees and related legal persons may have, establish, change or cease to have positions in securities, foreign exchange or other financial instruments covered by an investment services provided to clients;
3.	The Company provides advice to clients/funds with different fee structures including funds with a significant performance fee elements.
4.	The Company manages client accounts/funds with different sustainability preferences
5.	The Company may receive from or pay inducements to third parties due to the referral of new clients.
6.	The Company may act on behalf of a client portfolio in relation to transactions in which it is also acting on behalf of another client portfolio (Cross trades between clients);
7.	The Company may select counterparties for specific trades based on the ability and willingness of the counterparties’ analysts to provide meaningful research material, which would benefit the Company in terms of reduced research costs.
8.	The Company may execute transactions on behalf of its clients with counterparties affiliated to Global Evolution;
9.	The Company of its founders may seed the group owned UCITS.
10.	The Company may make a determination on the valuation of client assets.

Critical arrangements for managing conflicts of interest include the following:

1.	All Employees are bound by professional secrecy and confidential information is only to be shared if essential for performing a job function (and maybe require client consent before disclosure);
2.	All Employees are at all times bound to act loyally to the Company and be in full compliance with its procedures;
3.	All Employees receive instructions and guidance regarding managing of conflicts of interest;
4.	All Employees are bound by the Company’s rules and guidelines for employee trading as in force and effect from time to time;
5.	All representatives of the company hold a license if a license is required for performing the business in the country where the representative is registered;

6.	All clients are to be treated fairly. Securities will be allocated in accordance with the sub- advisor’s trade allocation policy.
7.	The Company does not trade with affiliated counterparties on behalf of its clients;
8.	The company has procedures in place for and monitors the giving and receiving of entertainment and gifts;
9.	The company has in place procedures for the investment process;

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10.	The company has an independent compliance function which from time to time controls that the company complies with existing regulation, and the effectiveness of its policies and procedures for managing conflicts of interest. The Company has separated the risk management function from the operating units, including from the function of investment management

Disclosure of Conflicts. The company must disclose the general nature of and sources of conflict of interest to its clients before providing any advisory services. Global Evolution USA, LLC must disclose all such conflicts within its Form ADV and must provide a copy of its most recent Form ADV before initiating any client relationship.

Questions Regarding Conflicts. All questions regarding conflicts of interest and whether a particular situation constitutes a conflict of interest should be directed to the Head of Legal and Compliance.

Suitability. When Employees are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

Performance Presentation. When communicating investment performance information, Employees must make reasonable efforts to ensure that it is fair, accurate and complete and in compliance with applicable regulation.

4.2	Client Confidentiality

No person affiliated with Global Evolution, (for purpose of this paragraph this includes members of the Board of Directors, in addition to Executive Management and employees of Global Evolution) may, without due cause, divulge or use confidential information obtained from clients during the performance of their duties. The client confidentiality obligation means that any sharing of client information, also inside Global Evolution, must only take place if necessary, for such other person being able to perform their duties.

Employees should be aware not to discuss client information or other confidential information in any public office space or around external guests in the offices (e.g. the canteen, kitchen, coffee station or lobby).

Employees of Global Evolution have access to various internal and external information and systems to perform their duties. Employees must only access such information which is specifically required to perform such duties.

5	DUTIES TO EMPLOYER

All Employees should protect Global Evolution’s assets and ensure they are used for legitimate business purposes during employment with the Global Evolution. Improper use includes unauthorized personal appropriation or use of the Company’s assets, data or resources, including computer equipment, software and data.

5.1	Corporate Opportunities

Employees are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and/or (iii) competing with the Company. For example, to the extent that an Employee learns of an investment opportunity because of their position with the Company, the Employee must not disadvantage fund or client accounts by personally taking advantage of the trading opportunity.

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a)	Confidentiality Obligation. Employees are responsible for maintaining the confidentiality of information entrusted to them as a result of their roles with the Company, except when disclosure is authorized or legally mandated. The sensitive nature of the investment business requires that theCompany keep its customers’ confidence and trust. Employees must be continuously sensitive to the confidential and privileged nature of the information to which they have access concerning the Company and its clients and customers, and must exercise the utmost discretion when discussing any work-related matters with third parties. Each Employee must safeguard the Company’s confidential information and not disclose it to colleagues, unless this is necessary for such colleagues to perform their duties, or to any third party (other than a third party having a duty of confidentiality to the Company) without the prior consent of senior management.

b)	What Is Confidential Information? “Confidential information” includes but is not limited to information, knowledge, ideas, documents or materials that are owned, developed or possessed by the Company or that in some other fashion are related to confidential or proprietary matters of the Company, its business, customers, shareholders, Employees or brokers. It includes all business, product, marketing, financial, accounting, personnel, operations, supplier, technical and research information. It also includes computer systems, software, documentation, creations, inventions, literary works, developments, discoveries and trade secrets. Confidential information includes any non-public information of the Company that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

c)	Confidentiality under the Code. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.
5.2	Intellectual Property

Company Ownership. The Company owns all of the work performed by Employees at and/or for the Company, whether partial or completed. All Employees shall be obligated to assign to the Company all “intellectual property” that is created or developed by Employees, alone or with others, while working for the Company.

What Is Intellectual Property?: “Intellectual Property” includes all trademarks and service marks, trade secrets, patents and patent subject matter and inventor rights and related applications. It includes all copyrights and subject matter and all other literary property and author rights, whether or not copyrightable. It includes all creations, not limited to inventions, discoveries, developments, works of authorship, ideas and know-how. It does not matter whether or not the Company can protect them by patent, copyright, trade secrets, trade names, trade or service marks or other intellectual property right. It also includes all materials containing any intellectual property. These materials include but are not limited to computer tapes and disks, printouts, notebooks, drawings, artwork and other documentation. To the extent applicable, non-trade secret intellectual property constitutes a “work made for hire” owned by the Company, even if it is not a trade secret.

Exceptions. The Company will not be considered to have a proprietary interest in an Employee’s work product if: (i) the work product is developed entirely on the Employee’s own time without the use or aid of any Company resources, including without limitation, equipment, supplies, facilities or trade secrets; (ii) the work product does not result from the Employee’s employment with the Company; and (iii) at the time an Employee conceives or reduces the creation to practice, it is not related to the Company’s business nor the

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Company’s actual or expected research or development.

Required Disclosure. All Employees must disclose to the Company all intellectual property conceived or developed while working for the Company. If requested, an Employee must sign all documents necessary to memorialize the Company’s ownership of intellectual property under this policy. These documents include but are not limited to assignments and patent, copyright and trademark applications.

5.3	Fair Dealing

Each Employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and Employees and not to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

a.	Loyalty. Subject to any departmental restrictions, Employees could be permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Employee’s job performance at the Company, and outside employment must not result in absenteeism, tardiness or an Employee’s inability to work overtime when requested or required. Employees may not engage in outside employment that requires or involves using Company time, materials or resources. Employees may not engage in outside employment without the prior written consent from management.
b.	Self-Employment. For purposes of this policy, outside employment includes self-employment.
c.	Required Approvals. Due to the fiduciary nature of the Company’s business, all potential conflicts of interest that could result from an Employee’s outside employment should be discussed with the Employee’s supervisor or manager, prior to entering into additional employment relationships.
d.	Outside Directors Exempt. The Company recognizes that this Section is not applicable to Directors who do not also serve in management positions within the Company. For further details on outside employment please refer to your employment contract with Global Evolution.

5.4	Standards of Business Conduct

All Employees are bound by professional secrecy and confidential information is only to be shared if essential for performing a job function;

a.	Prohibited Conduct. The following conduct will not be tolerated and could result in disciplinary action, including termination:
i.	Any act which causes doubt about an Employee’s integrity, such as the falsifying of Company records and documents, competing in business with the Company, divulging trade secrets, or engaging in any criminal conduct.
ii.	Any act which may create a dangerous situation, such as assaulting another individual, or disregarding property and safety standards.
iii.	Insubordination, including refusal to perform a job assignment or to follow a reasonable request from an Employee’s manager or supervisor, or discourteous conduct toward customers, associates, or supervisors.
iv.	Harassment of any form including threats, intimidation, abusive behavior and/or coercion of any other person in the course of doing business.
v.	Falsification or destruction of any company record.
vi.	Failure to perform work which meets the standards/expectations of the Employee’s position.

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vii.	Excessive absenteeism, chronic tardiness, or consecutive absence of three or more days without notification or authorization.
viii.	Any act of dishonesty. or falsification of any Global Evolution records or document.

b.	Disciplinary Action. An Employee or the Company may terminate the employment or service relationship at will, at any time, subject to the rules of the employment agreement and applicable law. Thus, Global Evolution does not strictly adhere to a progressive disciplinary system since each incident of misconduct may have a different set of circumstances or differ in its severity. Global Evolution will take such disciplinary action as it deems appropriate and commensurate with any misconduct of the Employee.

6	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS
a.	Diligence and Reasonable Basis. Employees must:
i.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
ii.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.
b.	Communication with Clients and Prospective Clients. Employees must:
i.	Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
ii.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
iii.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations

c.	Record Retention. Employees must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

7	DISCLOSURE IN REPORTS AND DOCUMENTS
a.	Filings and Public Materials. It is important that the Company’s filings with federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. Global Evolution may also make filings with domestic and international regulatory agencies on behalf of the funds and clients that it manages. Further, the Company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that may be sent out to mutual fund shareholders, clients and prospective clients.
b.	Disclosure and Reporting Policy. The Company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the Company. The Company maintains the highest commitment to its disclosure and reporting requirements, and expects all Employees to record information accurately and truthfully in the books and records of the Company.

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c.	Information for Filings. Depending on his or her position with the Company, an Employee may be called upon to provide necessary information to ensure that Global Evolution’s public reports and regulatory filings are full, fair, accurate, timely and understandable. Global Evolution expects all Employees to be diligent in providing accurate information to the inquiries that are made related to the Company’s public disclosure requirements.

d.	Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Employees are required to cooperate and comply with the Company’s disclosure controls and procedures and internal control over financial reporting so that the Company’s reports and documents filed with domestic and international regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

8	GIFT & ENTERTAINMENT POLICY

Employees should not accept or provide any gifts, entertainment or favors that might be perceived to influence the decisions the Employee or the recipient must make in business transactions involving Global Evolution or its clients. In addition, entities with whom Global Evolution conducts business includes, but is not limited to, current/prospective clients, custodians, service providers, portfolio companies, consultants, or broker-dealers.

Procedures

Employees are responsible for reporting gifts and entertainment given or received to Compliance for recording on the Gift and Entertainment Registry in accordance with the rules below.

a.	Gifts or entertainment (such as cinema or sports tickets) in excess of US$50 but below $250 (or the equivalent in other currencies) must be reported to the Gift and Entertainment Registry. Employees who receive or plan to give a gift in excess of $250 must obtain prior, written approval from Compliance before any action may be taken. The value of any such gift given to or received from the same person or entity must be calculated on an individual and/or aggregate basis over the course of a 12 month period.
b.	Meals are not considered gifts or entertainment but rather business expenses and, therefore, not recorded in the Gifts and Entertainment Registry. Nevertheless, any invitations for meals given or received that may be perceived extravagant or otherwise inappropriate is subject to pre-clearance by Compliance.

The following governs entertainment, gifts and contributions to government and political officials:

a.	Contributions to any government or political officials of frontier or emerging countries are strictly prohibited.
b.	Inviting government or political officials for a meal is allowed if such meal is a natural extension of an official meeting. The expenses for such meal must be normal for the relevant country and not able to be perceived excessive or extravagant.
c.	Employees must report any gifts or meals given to government or political officials to the Gift and Entertainment Registry including a list of participants and the expense per person, where applicable.

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d.	Political contributions to any U.S. federal, state or local political official require the prior written approval from Compliance. Exceptions from this pre-approval requirement include any political contributions to the election campaign for any candidate for US President, as well as “de miminis” contributions to any other candidate defined as contributions, made by a natural person, to officials for whom the natural person was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the covered associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

Irrespective of the business purpose and value, Employees have the responsibility for pre-clearance of any expense on any clients or prospects that could be considered extravagant or otherwise inappropriate.

If pre-clearance of an expense on a client or prospective client, or the receipt of a gift or entertainment, is not feasible (e.g., participation in a sponsored event during a research trip), the Employee must report the gift or entertainment as soon as practicable.

9	PERSONAL SECURITIES TRADING

Global Evolution wishes to ensure that any personal securities trading performed by Employees is conducted in a manner that does not adversely affect Global Evolution’s clients and in a manner consistent with the fiduciary duty owed by Global Evolutions to its clients. Such trading must be carried out in compliance with the Code and applicable regulation. This includes rules against market abuse and discouraging that any personal account dealing jeopardizes the financial situation of the Employee. It is the responsibility of the Employee to ensure that any personal account dealing does not influence the Employee’s primary obligations of employment with Global Evolution.

Rule 204A-1 of the US Investment Advisers Act and Rule 17j of the US Investment Company Act specifically require supervision with respect to the personal trading activities of certain employees who are “Access Persons” of any US investment adviser. This Code therefore lays out certain requirements on personal account dealing and includes provisions that require all Employees to report, and the Company to review, their personal securities transactions and holdings periodically2. For the purpose of these rules, “beneficial interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities.

An Employee is deemed to have a beneficial interest in securities owned by members of his or her immediate family residing in the same household, securities in a pension scheme that is controlled by the Employee or securities owned by companies controlled by the Employee. Any uncertainty as to whether an Employee has a beneficial interest in a security should be brought to the attention of the Compliance Officer.

Violation of the rules stated below will result in a reprimand, and gross or repeated violation of the rules may, depending on the circumstances, result in dismissal.

[2]	This is furthermore a specific requirement on “Access Persons” under The United States Securities and Exchange Commission’s Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act. As a matter of policy, Global Evolution maintains a list of all employees considered to be Access Persons.

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9.1	Investment Restrictions & Pre-Approval

Employees are generally allowed to conduct personal securities trading, subject to these rules.

9.1.1	Pre-approval Required for All Employee Securities Transactions

All Employees must obtain the pre-approval of the Compliance Officer before directly or indirectly acquiring, buying or selling any beneficial interest in security, debt or equity, including any investment in a limited offering3.

Pre-approval is obtained by submitting a request to the firm’s designated personal account dealing program. If a security is not flagged as an emerging market security, it will be automatically approved. The approval will not expire.

If a security is flagged as an emerging market security, compliance will manually review the request to determine if there is any conflict with the firm’s investment activities on behalf of clients. If there is no conflict, the request to transact in the security will be approved and will be valid for 14 days.

9.1.2	Restricted Transactions

All Employees are prohibited from acquiring a beneficial interest in:

a.	any securities in an initial public offering[4], or
b.	any derivatives transactions (e.g. futures, forwards, options, warrants and contracts for differences on equities, bonds and currencies), whether exchange traded or over-the-counter, except for derivatives transactions entered into to hedge physical assets and transactions related to home loans, or such derivatives (e.g. warrants) that may be awarded as a part of a corporate action,
c.	crypto-currencies
9.1.3	Holding Period

All investments, whether freely tradable or subject to pre-approval, must be held for a minimum of one 30 days, subject to the discretion of Compliance in unexpected circumstances.

9.2	Reporting Requirements

All accounts with any holdings, including those in Mutual Funds, are reportable. All transactions in

“reportable securities” are reportable. “Reportable Securities” do not include: Direct obligations of the Government of the United States; Money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments); Shares of money market funds; Shares of other types of mutual funds (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund such as any fund advised or sub-advised by Global Evolution); unit investment trusts if the unit investment trust is invested exclusively in unaffiliated mutual funds.

9.2.1	Holdings reports

Employees must submit to the Compliance Officer or other designated persons, a report of the Employee’s current securities holdings that meets the following requirements:

[3]	An offering exempt from registration under the Securities Act of 1933
[4]	An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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a.	Content of holdings reports. Each holdings report must contain, at a minimum:
i.	The title and type of security, and as applicable the exchange ticker symbol or ISIN/CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership;
ii.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the Employee’s direct or indirect interest; and
iii.	The date the access person submits the report.
b.	Timing of holdings reports. Each Employee must submit a holdings report:
i.	No later than 10 days after the person becomes an Employee, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Employee; and
ii.	At least once each 12-month period, on or before January 30 of each calendar year, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.
iii.	No later than 30 days after the end of a quarter in which a new account is established.
9.2.2	Transaction reports

Employees must submit to the Compliance Officer, or other designated persons, quarterly securities transactions reports that meet the following requirements:

a.	Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
i.	The date of the transaction, the title, and as applicable the exchange ticker symbol or ISIN/CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	The price of the security at which the transaction was effected;
iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and
v.	The date the access person submits the report.
b.	With respect to any account established by an Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee; reporting must, at a minimum, include the name of the broker, dealer or bank with whom the Employee established the account.
c.	Timing of transaction reports. Each Employee must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter. Quarterly transaction reports are due January 30, April 30, July 30 and October 30.
9.2.3	Pre-approval and Reporting for Related Persons

Employees should be aware that pre-approval of securities transaction in accordance with the rules above also apply for transactions for Related Persons, if the employee is suggesting or advising the transaction, executing the transaction, or is otherwise involved the in transaction or provides material economic support to the Related Person.

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Employees are furthermore obliged to provide holding reports and transaction reports for Related Persons in accordance with the rules above.

A Related Person is anybody, where the employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect profit or other interest in the securities, or any person to which the employee provides material economic support.

A Related Person will specifically be:

-	any member of an employee’s immediate family sharing the same household
-	any company or partnership where the employee is a controlling shareholder/partner of the entity or has or share investment control over the entity’s portfolio.

The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

9.2.4	Exceptions from reporting requirements

Employees do not need to submit:

a.	Any report with respect to securities held in accounts over which the Employee or Related Person had no direct or indirect influence or control; Employees will be required to submit a form attesting that they have no influence or control over the investments in the account. (For examples accounts over which the Employee or Related Person has delegated complete discretion to another person, such as a blind trust, sitting on the investment board of a civic organization, local foundation, etc.)
b.	A transaction report with respect to transactions effected pursuant to an automatic investment plan[5];
c.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements provided the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

Compliance or other designated persons will review the reporting of all Employees persons other than the Head of Legal & Compliance, whose reporting will be reviewed by the CEO.

10	ACCOUNTABILITY FOR ADHERENCE TO THE CODE
a.	Honesty and Integrity. The Company is committed to uphold ethical standards in all of its corporate and business activities. All Employees are expected to perform their work with honesty, truthfulness and integrity and to comply with the general principles set forth in the Code. Employees are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code.
b.	Disciplinary Actions. A violation of the Code may result in appropriate disciplinary action. Nothing in this Code restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of an Employee, whether or not expressly set forth in the Code.

[5]	Program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

GLOBAL EVOLUTION CODE OF ETHICS February 2024	14

c.	Annual Certifications. Employees will be required to certify annually, on a form to be provided by the Compliance Officer, that they have received, read and understand the Code and any amendments and have complied with the requirements of the Code. These annual compliance certifications shall be due by January 30.
d.	Training and Educational Requirements.
i.	Orientation. New Employees will receive a copy of the Code during the orientation process conducted and shall acknowledge that they have received, read and understand the Code and will comply with the requirements of the Code.
ii.	Continuing Education. Employees shall be required to complete such additional training and continuing education requirements regarding the Code and matters related to the Code as the Company shall from time to time establish.
11	REPORTING VIOLATIONS OF THE CODE
a.	Questions and Concerns. Described in this Code are procedures generally available for addressing ethical issues that may arise. As a general matter, if an Employee has any questions or concerns about compliance with this Code, he or she is encouraged to speak with his or her supervisor or Compliance Officer.

b.	Responsibility to Report Violations of the Code and Law. As part of its commitment to ethical and lawful conduct, Global Evolution requires Employees to promptly report any suspected violations of this Code or law to Compliance.

c.	Confidentiality and Investigation. Global Evolution will treat the information set forth in a report of any suspected violation of the Code or law, including the identity of the caller, in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Employees are expected to cooperate in any investigations of reported violations.

d.	Protection of Employees. It is a violation of this Code to retaliate against anyone who has made a good faith report of any conduct which he or she reasonably believes constitutes a violation of the law or the Code or is otherwise illegal or unethical. An Employee may not be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the terms and conditions of employment on account of having provided Global Evolution or a regulatory or law enforcement agency with information about, or otherwise assisted the Company or a regulatory or law enforcement agency in any investigation regarding, any conduct which the Employee reasonably believes constitutes a violation of any law or the Code or is otherwise unethical or illegal.

e.	Whistleblower regime. In accordance with the Danish Investment Firm Act and the Danish Whistelbelower Act, Global Evolution has established a Whistleblower regime under which Employees are encouraged to file complaints relating to Global Evolution’s employees’ or board members’ actual or potential violation of financial regulation and criminal offences. The regime offers protection to any officer or employee, who files a compliant in good faith under the policy, against retaliation and provides anonymity if requested. Complaints are submitted to and handled in accordance with the Whistleblower Policy. The reporting form is accessible via a link on Global Evolution’s website www.globalevolution.com/whistleblower-policy/

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For Access Persons and Supervised Persons of GE USA, Section 21F-17 of the U.S. Securities Exchange Act of 1934 prevents retaliation by an employer against any employee that provides information in writing that relates to a possible violation of the US federal securities laws (including any law, rule, or regulation subject to the jurisdiction of the Commission) that has occurred, is ongoing, or is about to occur. The US law also prohibits any employer from issuing any policy, procedure or provision in any agreement that impedes an employee from reporting possible violations of federal law or regulation to the SEC. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

12	WAIVERS OF THE CODE
a.	Waivers by Directors and Executive Officers. Any change in or waiver of this Code for Directors or Executive Officers (as identified above in Section 9.3) may be made only by the Board in the manner described in section (d) below, and any such waiver (including any implicit waiver) shall be promptly disclosed to the Head of Legal& Compliance to the extent required by the rules of the Danish FSA, the corporate governance and any other applicable laws, rules and regulations.
b.	Waivers by Other Employees. Any requests for waivers of this Code for Employees other than Directors and Executive Officers may be made to the Head of Legal and Compliance in the manner described in Section (e) below.
c.	Definition of Waiver. For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code. An “implicit waiver” shall mean the failure of the Company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to management or the Compliance Officer.
d.	Manner for Requesting Director and Executive Officer Waivers.

i.       Request and Criteria. If a Director or Executive Officer wishes to request a waiver of this Code, the Director or Executive Officer may submit to the board of directors a written request for a waiver of the Code only if he/she can demonstrate that such a waiver:

•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;
•	will not be inconsistent with the purposes and objectives of the Code;
•	will not adversely affect the interests of clients of Global Evolution or the interests of the Company; and
•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.
ii.	Discretionary Waiver and Response. The Head of Legal & Compliance will forward the waiver request to the board of directors for consideration. Any decision to grant a waiver from the Code shall be at the sole and absolute discretion of the board of directors, as appropriate. The Board of directors will advise the Compliance Officer in writing of the Board’s decision regarding the waiver, including the grounds for granting or denying the waiver request. The Compliance Officer shall promptly advise the Director or Executive Officer in writing of the Board’s decision.
e.	Manner for Requesting Other Employee Waivers.
i.	Request and Criteria. If an Employee who is a non-Director and non-Executive Officer

GLOBAL EVOLUTION CODE OF ETHICS February 2024	16

wishes to request a waiver of this Code, the Employee may submit to Compliance a written request for a waiver of the Code only if he/she can demonstrate that such a waiver would satisfy the same criteria set forth in Section (d) above.

ii.	Discretionary Waiver and Response. Compliance shall, after appropriate consultation with the applicable business unit head, forward the waiver request to management for consideration. The decision to grant a waiver request shall be at the sole and absolute discretion of management. Management will advise Compliance in writing of his/her decision regarding the waiver, including the grounds for granting or denying the waiver request. Compliance shall promptly advise the Employee in writing of the management decision.

13	INTERNAL USE

The Code is intended solely for the internal use by Global Evolution and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

An Investment Adviser registered with the United States Securities and Exchange Commission (“SEC”)6 must describe its Code of Ethics adopted pursuant to SEC Rule 204A-1 on its disclosure document, SEC Form ADV Part 2A, and explain that a copy will be provided to any client or prospective client upon request.

An Investment Adviser providing services to a mutual fund registered under the U.S. Investment Company Act of 1940 must have its Code, and material changes to the Code, approved by the Board of such fund in accordance with, and within the time periods prescribed by, Rule 17j-1 under the 1940 Act. Furthermore, mutual fund advisers are responsible for submitting an annual report to the fund’s board. The annual report shall:

•	Certify that procedures have been adopted to reasonably prevent Access Persons from violating this Code.
•	Describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.
•	Identify any recommended changes in the existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

14	RECORD RETENTION

The following records shall be maintained:

•	A copy of each Code of Ethics in effect at any time within the past 5 years;
•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least 5 years after the end of the fiscal year in which the violation occurs;
•	A copy of each report made by an Employees in accordance with the Code for at least 5 years after the end of the fiscal year in which the report is made;
•	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports;

[6]	Which includes Global Evolution USA, LLC.

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•	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted.

Appendix A

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Annual Compliance Certification and Acknowledgement Form

1: The undersigned Employee (the “Employee”) of Global Evolution acknowledges having received and read a copy of the Code of Ethics (the “Code”) and any Exhibits thereto and certifies that he or she has complied during the past year with and will continue to abide by the provisions contained therein. The Employee understands that observance of the policies and procedures contained in the Code is a material condition of the Employee’s employment by the firm and that any violations of such policies and procedures by the Employee may be grounds for immediate termination by the firm as well as possible civil or criminal penalties. *

2: The Employee hereby certifies that he or she has disclosed to Compliance all personal investments or Personal Trading Accounts as defined in the firm’s Code. The Employee has provided or has made arrangements to have provided to Compliance copies of all trade confirmations and brokerage activity statements relating to such Personal Trading Accounts. *

3: The Employee hereby certifies that he or she has reported all transactions in all personal trading accounts and all private securities transactions or other securities transactions which are not carried out through brokerage accounts during the year (or since the date of hire if less than one year) *

4: The Employee hereby certifies that he or she has disclosed all conflicts of interest as required by the Code of Ethics including any and all outside business activities in which the employee is involved (including charitable activities). *

5: I also acknowledge that I have received the Global Evolution USA, LLC Compliance Manual (“Manual”) and all of the policies and business procedures of Global Evolution Fondsmæglerselskab A/S (which are located the firm’s intranet at: http://gloevoshp01/Compliance/default.aspx). I confirm that I fully understand all policies and procedures applicable to me and my responsibilities and I will comply with the policies and procedures in all respects.

Employee Name:

Signature:

Date Submitted:

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Employee Initial and Annual Holdings Report

Each Access Person is to report initially (within 10 days of becoming an Access Person and annually within 30 days of year end, by January 30) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

Instructions:

Please complete all sections;

By submitting this form, you acknowledge that all information provided is correct.

Upon submission, this form will be time stamped and notification will be sent to the CCO (or authorized representative).

This form must be submitted within 10 days of becoming an Access Person and annually within 30 days of year end.

1.	Date of Hire:
2.	Account Holdings Information Note: (Choose one)
a.	I do not currently have any securities holdings.
b.	I have attached statements or an excel spreadsheet containing all of my securities holdings.
c.	If applicable (i.e. for US employees), I have arranged for the firm to receive automatic duplicate statements of securities transactions and holdings with meet the reporting requirements.
3.	Do you have any outside employment or business activity, including services as a Director, Officer, Trustee, member, Partner, or in any other capacity for any other entity?
4.	I certify to the best of my knowledge this ofrm and the attached statement (if any) constitute all of the information required to be submitted under the Code of Ethics.

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Quarterly Transaction Report

Year:        Quarter:

This is your Quarterly Transactions and Gift Report for         . Please report ALL transactions between           and        . Also, please report any gifts or entertainment (please estimate value) received from, or given to, any business associates that exceed $250.

Instructions:

1.	Please complete all sections.
2.	By submitting this form, you acknowledge that all information provided is correct.
3.	Upon submission, this form will be time stamped and notification will be sent to the CCO (or authorized representative).
4.	This form must be submitted within thirty (30) days of the end of the calendar quarter.
5.	If you said “yes” to Question 3, and have transactions to report, please submit any transactions in using the “Managed Documents” and use only 1) an excel spreadsheet such as the Personal Transactions Report Template found here or a download to an excel file directly from your bank or brokerage firm OR 2) please upload a .pdf copy of your brokerage statements showing the transactions. Please do NOT submit screen shots or .jpg images.

1: Do you have any reportable transactions?

2: As of the date of this certification, do you own UCITS managed by Global Evolution?

3: Reportable Transactions (Check one):

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Restated Code of Ethics of the Firm.

(For US employees, as applicable) In lieu of detailing each transaction, I represent that I have given instructions to each broker-dealer who holds Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to the Firm and together with any new accounts listed below, such transactions represent all transactions which must be reported pursuant to the Code of Ethics.

4: During the quarter referred to above, I had transactions in Reportable Securities which are captured on the attached brokerage statement (load via Managed Documents) and such transactions represent all transactions which must be reported pursuant to the Code of Ethics.

5: During the quarter referred to above, did you establish any new accounts in which Securities were held for your direct or indirect benefit?

6: Have you been the recipient of any gifts, business meals, sporting events, or other business entertainment from anyone doing business with the firm, with a value in excess of $250 per gift or event? *

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7: This report is to be submitted within thirty (30) days of the calendar quarter. By submitting this form, you also certify compliance with the Gifts and Entertainment provisions of the Code of Ethics, including reporting requirements. *

Employee Name:

Signature:

Date Submitted: